NEWS RELEASE                      Exhibit 20                        [CIGNA LOGO]



     For Release:   Immediate


     Contact: Albert D. Ciavardelli, Investor Relations - (215) 761-6128 Michael J. Monroe, Media Relations - (215) 761-6133



                    CIGNA REPORTS SECOND QUARTER 1998 RESULTS

            OPERATING EARNINGS PER SHARE UP 5% ON SOLID RESULTS FROM EMPLOYEE LIFE & HEALTH AND RETIREMENT SAVINGS BENEFITS SEGMENTS




PHILADELPHIA, July 30, 1998 -- CIGNA Corporation (NYSE:CI) today reported second quarter 1998 operating income* of $276 million, or $1.27 per share, compared with operating income of $270 million, or $1.21 per share, for the same period last year.

For the first half of 1998, operating income was $531 million, or $2.45 per share, excluding an after-tax gain of $202 million from the first quarter sale of CIGNA's individual life insurance and annuity businesses. Including the gain on sale, operating income was $733 million, or $3.38 per share. For the first half of 1997, operating income was $530 million, or $2.38 per share.



____________________________
* Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results. All earnings per share amounts are on a diluted basis.

SEGMENT RESULTS:

Employee Life and Health Benefits
---------------------------------

This segment includes CIGNA's HMO and indemnity operations as well as Healthsource results since the acquisition date of June 25, 1997. The segment had operating income of $142 million in the second quarter of 1998, compared with $126 million for the same period last year. For the first half of 1998, operating income was $273 million, compared with $243 million for the same period last year.

HMO medical membership at June 30, 1998 was 6.4 million members, an increase of 518,000 members, or 9 percent, from December 31, 1997, and up 12 percent over second quarter 1997 on a pro forma basis.

Employee Retirement and Savings Benefits
----------------------------------------

This segment, which operates in the defined contribution and defined benefit markets, had operating income of $56 million in the second quarter of 1998, compared with $53 million for the same period last year. For the first half of 1998 and 1997, operating income was $112 million and $107 million, respectively.

Assets under management at June 30, 1998 were $48.3 billion, an increase of 10 percent from $43.9 billion as of June 30, 1997.

Individual Financial Services
-----------------------------

CIGNA sold its individual life insurance and annuity businesses effective January 1, 1998 to Lincoln National Corporation. Following the sale, the segment includes the results of CIGNA's corporate-owned life insurance, and life, accident and health reinsurance businesses, as well as the recognition of a portion of the deferred gain from the sale of the individual life insurance and annuity businesses. Operating income for the second quarter of 1998 was $37 million, including $16 million of deferred gain from the sale, compared with operating income of $48 million for the second quarter of 1997.

The segment's operating income for the first half of 1998, excluding the $202 million gain on the sale that was recognized at closing, was $78 million, compared with $95 million for the same period last year.

Property and Casualty
---------------------

Ongoing operations (Domestic and International operations combined) had operating income of $55 million and a GAAP combined ratio after policyholders' dividends ("combined ratio") of 100 for the second quarter of 1998. This compares with operating income of $59 million and a combined ratio of 100 for the same period last year. For the first half of 1998, operating income was $105 million, compared with $115 million for the first half of 1997.

Domestic had operating income of $27 million and a combined ratio of 103 for the second quarter of 1998. This compares with operating income of $23 million and a combined ratio of 106 for the second quarter of 1997. International had operating income of $28 million and a combined ratio of 97 for the second quarter of 1998. This compares with operating income of $36 million and a combined ratio of 94 for the second quarter of 1997.

Other
-----

Other Operations includes unallocated investment income, interest expense (including debt service associated with the Healthsource acquisition) and taxes, and the results of CIGNA's settlement annuity business, investment and real estate subsidiaries and certain new business initiatives. Other Operations had an operating loss of $14 million in the second quarter of 1998, compared with an operating loss of $16 million for the same period last year. For the first half of 1998, operating losses totaled $37 million, compared with $31 million in the same period of 1997.

NET INCOME
----------

Consolidated net income for the second quarter of 1998 was $308 million, or $1.42 per share, compared with $279 million, or $1.25 per share, for the same period last year. Consolidated net income for the first half of 1998 was $803 million, or $3.70 per share, including an after-tax gain of $202 million from the sale of certain businesses. Consolidated net income for the same period last year was $567 million, or $2.55 per share.

REVENUES
--------

Consolidated revenues for the second quarter of 1998 were $5.3 billion, compared with $4.7 billion for the same period last year. For the first half of 1998, revenues were $10.7 billion, compared with $9.4 billion for the same period last year.

ASSETS/SHAREHOLDERS' EQUITY
---------------------------

Assets at June 30, 1998 were $111 billion, compared with $108 billion at December 31, 1997. Shareholders' equity was $8.3 billion, or $39.29 per share, at June 30, 1998, compared with $7.9 billion, or $36.55 per share, at December 31, 1997.

SHARE REPURCHASE
----------------

During the second quarter of 1998, CIGNA repurchased 3,745,100 shares of its common stock for $260 million, which is in addition to the 1,763,400 shares repurchased in the first quarter for $111 million. In 1998, through July 30, CIGNA has repurchased a total of 6,343,500 shares for $432 million.

           #                #                 #                 #

Quarterly   earnings  are  available  on  CIGNA's  home  page  on  the  Internet
(http://www.cigna.com).



[N:\CORPFINA\2Q98.REL]

CIGNA  CORPORATION
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS
(Dollars in millions, except per share amounts)

                                                                                                                      [CIGNA LOGO]
==================================================================================================================================
                                                                Three Months Ended                         Six Months Ended
                                                                     June 30,                                   June 30,
                                                              1998              1997                    1998              1997
----------------------------------------------------------------------------------------------------------------------------------
REVENUES
    Premiums and fees                                    $      4,115      $      3,482             $     8,016      $      6,870
    Net investment income                                         942             1,062                   1,879             2,115
    Other revenues                                                217               163                     415               323
    Gain on sale of businesses (1)                                  -                 -                     316                 -
    Realized investment gains                                      47                12                     106                56
----------------------------------------------------------------------------------------------------------------------------------
         Total                                           $      5,321      $      4,719             $    10,732      $      9,364
-----------------------------------------------------------=======================================================================

OPERATING INCOME (LOSS) BY SEGMENT (1)(2)
    Employee Life and Health Benefits:
        Indemnity operations                             $         72      $         68             $       141      $        126
        HMO operations                                             70                58                     132               117
                                                           -----------       -----------              ----------       -----------
          Total Employee Life and Health Benefits                 142               126                     273               243
    Employee Retirement and Savings Benefits                       56                53                     112               107
    Individual Financial Services                                  37                48                     280                95
    Property and Casualty:
       International                                               28                36                      59                69
       Domestic                                                    27                23                      46                46
                                                           -----------       -----------              ----------       -----------
          Ongoing operations                                       55                59                     105               115
       Run-off operations                                           -                 -                       -                 1
                                                           -----------       -----------              ----------       -----------
             Total Property and Casualty                           55                59                     105               116
     Other Operations                                             (14)              (16)                    (37)              (31)
----------------------------------------------------------------------------------------------------------------------------------
        Total                                            $        276      $        270             $       733      $        530
-----------------------------------------------------------=======================================================================

NET INCOME (LOSS) BY SEGMENT (1)
    Employee Life and Health Benefits:
        Indemnity operations                             $         90      $         70             $       177      $        132
        HMO operations                                             70                58                     132               117
                                                           -----------       -----------              ----------       -----------
          Total Employee Life and Health Benefits                 160               128                     309               249
    Employee Retirement and Savings Benefits                       64                54                     123               116
    Individual Financial Services                                  37                47                     285               102
    Property and Casualty:
       International                                               20                42                      56                83
       Domestic                                                    32                25                      51                47
                                                           -----------       -----------              ----------       -----------
          Ongoing operations                                       52                67                     107               130
       Run-off operations                                           4                (1)                     11                 1
                                                           -----------       -----------              ----------       -----------
             Total Property and Casualty                           56                66                     118               131
    Other Operations                                               (9)              (16)                    (32)              (31)
----------------------------------------------------------------------------------------------------------------------------------
        Total                                            $        308      $        279             $       803      $        567
-----------------------------------------------------------=======================================================================

DILUTED EARNINGS PER SHARE:
    Operating income                                     $       1.27      $       1.21             $      3.38      $       2.38
    After-tax realized investment gains                          0.15              0.04                    0.32              0.17
----------------------------------------------------------------------------------------------------------------------------------

    Net income                                           $       1.42      $       1.25             $      3.70      $       2.55
-----------------------------------------------------------=======================================================================
    Weighted average shares (in thousands)                    216,546           222,773                 217,145           222,528
-----------------------------------------------------------=======================================================================

SHAREHOLDERS' EQUITY at June 30                                                                     $     8,340      $      7,548
------------------------------------------------------------------------------------------------------============================

SHAREHOLDERS' EQUITY PER SHARE at June 30:                                                          $     39.29      $      33.99
------------------------------------------------------------------------------------------------------============================

(1) Reflects the pre-tax gain of $316 million ($202 million after-tax) recognized as of January 1, 1998 in connection with the sale of the individual life insurance and annuity businesses.

(2) Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results.